UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 11, 2006
COMERICA INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-10706	38-1998421

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
Comerica Tower at Detroit Center
500 Woodward Avenue, MC 3391
Detroit, Michigan 48226

(Address of principal executive offices)    (zip code)
(248) 371-5000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES

ITEMS 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
Effective April 11, 2006, Comerica Incorporated (“Comerica”) entered into a change of control agreement (the “Agreement”) with David E. Duprey. Mr. Duprey joined Comerica as Executive Vice President, General Auditor on March 31, 2006. The Agreement is for an initial three-year period (the “Agreement Period”), commencing on the date Mr. Duprey and Comerica signed the Agreement, and this Agreement Period is extended automatically at the end of each year for an additional one year in order to maintain a rolling three-year period unless Comerica delivers written notice to Mr. Duprey, at least sixty days prior to the annual renewal date, that the Agreement will not be extended. If a change of control of Comerica occurs during the Agreement Period, an employment period begins upon such change of control, and it continues for a period of thirty months from the date of the change of control (the “Employment Period”). During this Employment Period, Comerica agrees to continue Mr. Duprey in its employ subject to the terms of the Agreement.
The Agreement provides that during the Employment Period:
•	Mr. Duprey’s position and duties will be at least commensurate with the more significant duties held by him during the 120 day period prior the date of a change of control.

•	Comerica will assign Mr. Duprey an office at the location where he was employed on the date the change of control occurred or an office less than 60 miles from such office.

•	He will receive a monthly base salary equal to or greater than the highest monthly base salary he earned from Comerica during the twelve month period prior to the date of the change of control, and an annual cash bonus at least equal to the highest bonus he earned during any of the last three fiscal years prior to the date the change of control occurred. (Comerica will annualize the amount of the bonus earned by Mr. Duprey if he was not employed by Comerica for the entire year and was not otherwise paid a full year’s bonus for such year.)

•	He also will be eligible to receive annual salary increases and to participate in all of Comerica’s executive compensation plans and employee benefit plans, including health, accident, disability and life insurance benefit plans, at least equal to the most favorable of those plans which were in effect at any time during the 120 day period preceding the effective date of his Agreement.
If Mr. Duprey dies or becomes disabled during the Employment Period, he or his beneficiary will receive accrued obligations, including salary, pro rata bonus, deferred compensation and vacation pay, and death or disability benefits.
The Agreement also provides severance benefits to Mr. Duprey if Comerica terminates his employment for a reason other than cause or disability or if he resigns for good reason (as defined in the Agreement) during the Employment Period. Good reason under the Agreement includes termination of the Agreement by Mr. Duprey for any reason during the 30-day period immediately following the first anniversary of the change of control. If Mr. Duprey becomes entitled to receive severance benefits under his Agreement, he will receive in addition to other benefits he may have under any other agreement with, or benefit plan or arrangement of, Comerica:
•	any unpaid base salary through the date of termination;

•	a pro rata bonus based upon the highest annual bonus he earned during any of the last three fiscal years prior to the change of control or during the most recently completed fiscal year;

•	an amount equal to three times Mr. Duprey’s annual base salary;

•	an amount equal to three times the highest annual bonus Mr. Duprey earned during any of the last three fiscal years prior to the change of control or during the most recently completed fiscal year;

•	a payment equal to the excess of: (a) the retirement benefits he would receive under Comerica’s defined benefit pension and excess plans if he continued to receive age and service credit for three years after the date his employment was terminated, over (b) the retirement benefits he actually accrued under the plans as of the date of termination;

•	provision of health, accident, disability and life insurance benefits from the date Mr. Duprey’s employment terminates until the last day of the second calendar year following the year in which the termination occurs, to Mr. Duprey and/or his family at least equal to, and at the same cost to him and/or his family, as those which would have been provided if his employment had not been terminated (excepting any plan or insurance coverage that contains an “active at work” requirement) or, if more favorable to him, as in effect generally at any time thereafter with respect to other peer executives of Comerica and its affiliated companies and their families, unless he becomes eligible to receive comparable benefits during such period; and

•	outplacement services that end not later than the last day of the second calendar year that begins after his date of termination.
If any payment or benefit to Mr. Duprey under the Agreement or otherwise would be subject to the so-called “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, Mr. Duprey will receive an additional payment such that he will be placed in the same after-tax position as if no excise tax had been imposed. However, if such payments (excluding additional amounts payable due to the excise tax) do not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payments will be made with respect to the excise tax, and the payments otherwise due to Mr. Duprey will be reduced to an amount necessary to prevent the application of the excise tax. In the event of any dispute regarding the Agreement, Mr. Duprey will be entitled to payment of any legal fees and expenses reasonably incurred by him to enforce his rights under the Agreement.
This summary of the Agreement is qualified in its entirety by the terms of the Agreement, which was filed as Exhibit 10.30 to Comerica’s Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 3, 2006, and which exhibit is incorporated herein by this reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMERICA INCORPORATED

By:	/s/ Jon W. Bilstrom

Name:	Jon W. Bilstrom
Title:	Executive Vice President—Governance,
Regulatory Relations and Legal Affairs,
and Corporate Secretary
April 11, 2006